UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2021

HUGOTON ROYALTY TRUST

(Exact name of Registrant as specified in its charter)

Texas	1-10476	58-6379215
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Simmons Bank Trustee 2911 Turtle Creek Blvd, Suite 850 Dallas, Texas		75219
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (855) 588-7839

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units of Beneficial Interest	HGTXU	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Hugoton Royalty Trust (the “Trust”) is an express trust formed under the laws of the state of Texas and governed by the terms of the Hugoton Royalty Trust Royalty Trust Indenture dated December 1, 1998, as amended and restated on March 24, 1999 (the “Indenture”).

On July 2, 2021, Simmons Bank, a bank organized under the laws of the United States, acting not in its individual corporate capacity but solely as trustee of the Trust under the Indenture (the “Trustee”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) by and between the Trustee and XTO Energy Inc., a Delaware corporation (“XTO Energy”). Pursuant to the Purchase Agreement, the Trustee has agreed to sell, and XTO Energy agreed to purchase, for an aggregate consideration of $6,600,000 in cash (i) the net overriding royalty interest (the “Royalty Interest”) created pursuant to certain net overriding royalty conveyances, and any and all rights of Trustee and the Trust under such conveyances; (ii) all of Trustee’s and the Trust’s right, title and interest in and to the Chieftain Arbitration (as defined in the Purchase Agreement) and all audit rights and claims of Trustee and the Trust related to disputed amounts on the computation of the net profits; and (iii) all of Trustee’s and the Trust’s right, title and interest in and to any geological, geophysical or reserve data relating to the lands relating to the leases subject to the net overriding royalty conveyances described above, other than such data that is interpretive in nature (collectively, the “Trust Assets”).

At the closing of the sale of the Trust Assets (the “Closing”), the Purchase Price shall be increased by the amount of any taxes allocated to XTO Energy but paid, payable or otherwise economically borne by the Trustee. The Purchase Price shall be decreased by: the deposit equal to 10% of the purchase price payable by XTO upon execution of the Purchase Agreement and any computed interest on the deposit; the amount attributable to any fire or other casualty event (or takings by condemnation or eminent domain) in an amount reasonably expected to impact any future economic benefits that could be realized under the net overriding royalty conveyances described above or the Royalty Interest; the amount of any taxes allocated to the Trustee but paid, payable, or otherwise economically borne by XTO Energy; the allocated value of any portion of the Royalty Interest sold pursuant to Section 3.02(b) of the Indenture between the execution date of the Purchase Agreement and the Closing; and the amount of any Royalty Interests payments received by the Trustee between the execution date of the Purchase Agreement and the Closing or accruing thereto.

The Purchase Agreement contains customary representations and warranties, covenants and agreements. As part of the Purchase Agreement, the Trustee and XTO Energy agreed to stay the arbitration currently pending between them from the date of execution of the Purchase Agreement through the earlier of either the termination of the Purchase Agreement or the Closing date of the sale of Trust Assets.

The Purchase Agreement may be terminated at any time prior to Closing, under circumstances described in the Purchase Agreement that include: by the mutual written consent of the Trustee and XTO Energy; by one party upon certain uncured breaches by the other party; by either party if the Closing has not occurred by the eighteen (18) month anniversary of the execution date of the Purchase Agreement; and by either party if any governmental authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated by the Purchase Agreement and such order, judgment, decree or other action shall have become final and nonappealable.

The consummation of the sale of the Trust Assets and other transactions contemplated by the Purchase Agreement is subject to the satisfaction of customary closing conditions, including, among other things, the performance by the parties, in all material respects, of their respective obligations, covenants and agreements as set forth in the Purchase Agreement and the accuracy, in all material respects, of their respective representations and warranties as set forth in the Purchase Agreement. The sale of Trust Assets is also subject to either approval of the sale from holders of units of beneficial interest in the Trust (“Units”) holding Units representing eighty percent (80%) or more of all the Units outstanding, or a final judicial determination authorizing the Trustee to consummate the sale of the Trust Assets.

The sale of the Trust Assets would constitute a disposition of all the Royalties of the Trust, and as a result, pursuant to the Indenture, the Trust would be terminated following the Closing.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Purchase and Sale Agreement, between Simmons Bank (as Trustee of Hugoton Royalty Trust) and XTO Energy, Inc., dated as of July 2, 2021

99.1	Press Release dated July 2, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HUGOTON ROYALTY TRUST

By:	SIMMONS BANK, TRUSTEE

	By:	/s/ RON E. HOOPER
Ron E. Hooper
Senior Vice President

Date: July 2, 2021